Exhibit 10.2

Portions of this exhibit have been omitted and filed separately pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Omissions are designated as [***].

Execution Copy

Deerfield Pegasus Loan Capital LP

DPLC General Partner LLC

Deerfield Capital Corp.

Deerfield Capital Management LLC

April 9, 2009

Pegasus Deerfield (AIV), LLC
PGS Management, LLC

Ladies and Gentlemen:

This letter agreement (this “Agreement”) records our understanding regarding certain matters relating to the Transactions (as defined below), including the acquisition by Pegasus Deerfield (AIV), LLC (“Investor”) of a limited partner interest in Deerfield Pegasus Loan Capital LP, a Delaware limited partnership (“Fund I”), pursuant to (a) the Amended and Restated Limited Partnership Agreement of Fund I, dated April 9, 2009 (as amended from time to time, the “Fund I LPA”), among DPLC General Partner LLC as general partner of Fund I (“DLC GP”), Investor and the other limited partners of Fund I and (b) the Subscription Agreement executed by Investor, dated April 9, 2009 (the “Subscription Agreement”).

Investor is acquiring a limited partner interest in Fund I and a limited liability company interest in the DLC GP.  In connection with such purchase, the parties hereto hereby agree as follows:

1.                                       Definitions.  As used herein, the capitalized terms listed below shall have the following respective meanings:

Acquiring Person:  the meaning set forth in Section 3(d).

Advisory Agreement:  the investment advisory agreement of even date herewith by and between Fund I and DCM as may be amended from time to time.

Affirmation:  the meaning set forth in Section 3(d).

Agreement:  the meaning set forth in the first paragraph of this Agreement.

Affiliate: when used with reference to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

Competitive Opportunity: the meaning set fort in Section 24.

Confidential Information:  the meaning set forth in Section 12(b).

Consulting Agreement:  the consulting agreement of even date herewith by and between DCM and PM.

Control (and its corollaries):  the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

Covered Managed Account: any managed account for a single investor or a group of affiliated investors for which DCM, DFR, any DFR Affiliate or any DFR Related Entity provides investment advisory services, on a discretionary basis, in return for a fee and which invests primarily in broadly syndicated bank loans to non-investment grade borrowers and bonds issued by non-investment grade borrowers but shall exclude (i) any collateralized debt obligation or collateralized loan obligation and (ii) any managed account for a single investor or a group of affiliated investors that has an investment strategy that is materially different than the investment strategy of Fund I.

Covered Loan Fund: any alternative investment fund with or targeting third party investors for which DCM, DFR, any DFR Affiliate or any DFR Related Entity provides investment advisory services, on a discretionary basis, in return for a fee and which invests primarily in broadly syndicated bank loans to non-investment grade borrowers and bonds issued by non-investment grade borrowers but shall exclude (i) any collateralized debt obligation or collateralized loan obligation, (ii) any fund that was originally advised by an advisor (other than DCM or an Affiliate of DCM) and for which DCM becomes the replacement advisor and (iii) any managed account.

DCM:  Deerfield Capital Management LLC, a Delaware limited liability company.

DFR:  Deerfield Capital Corp., a Maryland corporation and any successor thereto.

DFR Affiliate:  any direct or indirect subsidiary of DFR.

DFR Common Stock:  the common stock, par value $.01 per share, of DFR.

DFR Entities: the meaning set forth in Section 24.

DFR Related Entity:  any Affiliate of DFR for whom one or more of the Key Investment Professionals renders services or which uses the track record of any Covered Loan Fund.

DLC GP:  the meaning set forth in the first paragraph of this Agreement.

DLC GP Agreement:  the amended and restated limited liability company agreement of DLC GP dated as of the date hereof, as may be amended from time to time.

Fund I:  the meaning set forth in the first paragraph of this Agreement.

Fund I LPA:  the meaning set forth in the first paragraph of this Agreement.

Fund Investment Protocol:  the meaning set forth in the DLC GP Agreement.

Initial Closing Date:  The date on which Investor or any Affiliate thereof makes the Initial Investor Contribution and acquires a limited partner interest in Fund I and a limited liability company interest in the DLC GP.

Initial Investor Contribution: $5,000,000.

Investor:  the meaning set forth in the first paragraph of this Agreement.

Investor Parent: Pegasus Partners IV, L.P.

Investor Permitted Transferee:  the meaning set forth in Section 19.

Key Investment Professionals:  the meaning set forth in Section 11(b).

Lender Transfer:  any pledge, hypothecation or other customary encumbrance of (i) an interest in DCM to or by the current lenders of DFR in connection with the debt of DFR and the DFR Affiliates existing as of the date hereof or any DFR Affiliate or upon the refinancing of such existing debt, and (ii)  an interest in any non-material assets of DCM (currently owned or acquired in the future) in connection with the purchase of such assets and to secure the repayment of the purchase price therefor, and which purchase and corresponding pledge, hypothecation or encumbrance occurs in the ordinary course, consistent with past practice.

Material Deviation:  the meaning set forth in Section 4(g).

Pegasus Entities: the meaning set forth in Section 24.

Person:  any corporation, association, joint venture, partnership, limited liability company, government or political subdivision thereof, government agency, trust or other entity or an individual.

PM:  PGS Management, LLC, a Delaware limited liability company.

Registration Rights Agreement:  the registration rights agreement of even date herewith by and between Investor and DFR in respect of the DFR Common Stock underlying the Warrants.

Restrictive Covenant Agreements:  the meaning set forth in Section 11(b).

Special Limited Partner Withdrawal Right:  the meaning ascribed to such term in the Fund I LPA.

Structuring Fee:  the meaning set forth in Section 2(a).

Subscription Agreement:  the meaning set forth in the first paragraph of this Agreement.

Tag Along Right:  the meaning set forth in Section 19.

Transaction Documents:  the DLC GP Agreement, the Fund I LPA, the Subscription Agreement, this Agreement, the Advisory Agreement, the Consulting Agreement, the Registration Rights Agreement, any of the Warrants and any other document, instrument or certificate executed and delivered in connection with any of the foregoing or the consummation of the Transactions.

Transaction Information:  the meaning set forth in Section 12(a).

Portions of this exhibit have been omitted and filed separately pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Omissions are designated as [***].

Transactions:  the transactions contemplated by the Transaction Documents.

Transfer:  any direct or indirect sale, transfer, assignment, gift, distribution, conveyance, issuance, pledge, hypothecation or other encumbrance or disposition (whether voluntary or involuntary or by operation of law), whether in one or a series of transactions and whether by means of a direct purchase, merger, recapitalization, reorganization, consolidation, refinancing or otherwise.  For the avoidance of doubt, the Transfer of an asset of a Person shall be deemed to have occurred upon a direct or indirect change in Control of the beneficial ownership of such Person.

Valuation Consent Event:  the meaning set forth in Section 4(h).

Warrants:  (a) the warrant to purchase 2,500,000 shares of DFR Common Stock at $4.25 per share, and (b) the warrant to purchase 500,000 shares of DFR Common Stock at $10.00 per share, in each case as issued to Investor as of the date hereof.

2.                                       Structuring Fee and Compensation.

(a)                                  On the Initial Closing Date, Fund I shall pay to (1) Pegasus Capital Advisors IV, L.P. a structuring fee in an amount equal to [***] percent ([***]%) of the Investor’s aggregate capital commitments to Fund I and DLC GP, less $[***], $[***] of which shall be payable to Albany Pegasus Capital, LLC and $[***] of which shall be payable to Channel Investment Advisors, Inc. (such amounts, including the $[***] payable to the foregoing entities, the “Structuring Fee”), and Fund I shall debit such fee solely from the capital account of the Investor, and (2) DCM (or its Affiliates) a structuring fee in an amount equal to [***] percent ([***]%) of the aggregate capital commitments of DCM (or its Affiliates) to Fund I and DLC GP and Fund I shall debit such fee solely from the capital account of DLC GP, and DLC GP shall debit such fee solely from the capital account of DCM (or its Affiliates) that are investing in DLC GP.

(b)                                 To the extent there are any third party placement fees and expenses incurred in respect of Fund I, such fees shall be (i) paid by Fund I and offset against the management fees received by DCM (or if applicable, any Affiliate thereof) in respect of third party investors of Fund I (and reduce pro rata payments under the Consulting Agreement) or (ii) be borne by each of DCM and PM on a pro rata basis by deducting the portion of the management fee or incentive allocation paid to the third party placement agent prior to calculating the incentive allocation or consulting fee payable or allocable to Investor, provided that with respect to Fund I, notwithstanding the foregoing, in no event shall DCM’s quarterly advisory fee be reduced below $[***] or Investor’s quarterly consulting fee payable to PM pursuant to the Consulting Agreement be reduced below $[***] as a result of any payments to a placement agent without the consent of the affected party.

3.                                       Investor Approval.  Each of the following actions may not be taken without the prior written consent of Investor:

(a)                                  Any action by DFR or any DFR Affiliate that could have a material adverse effect on (i)  Fund I, DLC GP, the Investor or any Affiliate thereof that has an interest in Fund I or DLC GP or (ii) any other Affiliate of the Investor to which DFR or any DFR Affiliate has knowledge and to which DFR or any DFR Affiliate has knowledge that such action could have a material adverse effect on such Affiliate.

(b)                                 Entry into any material agreement with respect to Fund I by DFR or any DFR Affiliate, including, without limitation, any joint venture, joint marketing or joint development agreement other than customary agreements for acquiring or disposing of securities, debt obligations, loans and derivatives transactions.

(c)                                  Any amendment to the Advisory Agreement that could have an adverse effect on the Investor with respect to its interests in Fund I, provided, that, for the avoidance of doubt, any amendment to the final two paragraphs of section 1(b) of the Advisory Agreement shall be deemed to have an adverse effect on the Investor.

(d)                                 (i)  the Transfer to any Person of all or a substantial segment of the properties and assets of DCM (for the avoidance of doubt, any Transfer of the Advisory Agreement shall be deemed a Transfer of a substantial segment of the properties and assets of DCM); or (ii) the Transfer of any debt or equity securities or other interests in DCM, other than in each case, to a Person (A) who is a wholly-owned subsidiary of DFR, or (B) who is also acquiring 51% or more of the properties and assets of DFR (each Person acquiring properties and assets or securities or other interests in any Transfer of the type described in (i) or (ii) above (whether or not Investor consent is required), an “Acquiring Person”).  Each Acquiring Person in connection with the direct Transfer of any Transaction Document shall execute and deliver to Investor such documents as Investor may reasonably request wherein such Acquiring Person agrees to assume and perform all of the respective obligations of DCM and DFR under the Transaction Documents, as applicable (an “Affirmation”).  Further, the transferor in any Transfer to an Acquiring Person shall remain liable for the performance of any and all obligations of such transferor under the Transaction Documents so Transferred.  DFR hereby represents that the debt of DFR and the DFR Affiliates as of December 31, 2008 is as set forth in DFR’s audited consolidated balance sheet as of December 31, 2008, a true, correct and complete copy of which has been provided to Investor, and that the amount of the debt of DFR and the DFR Affiliates existing as of the date hereof has not materially increased from the amount of consolidated debt reflected on such balance sheet.  Notwithstanding the foregoing, neither (A) a Lender Transfer, nor (B) the acquisition of an equity or other interest in DFR by a Person who is not also directly acquiring an equity or other interest in DCM or any of its Affiliates (other than DFR), shall be a Transfer that requires consent of Investor or an Affirmation pursuant to this Section 3(d).

 (e)                               The exercise by DLC GP, DCM or any Affiliate thereof of any power of attorney on behalf of Investor or any Affiliate thereof that (1) correlates to actions that are not ministerial in nature, (2) are material to DLC GP or Fund I or (3) could have an adverse effect on any of the Investor or any of its Affiliates.

(f)                                    DFR or the applicable DFR Affiliate shall cause the DLC GP tax matters partner to not take any of the following actions without the consent of Investor, such consent not to be unreasonably withheld, conditioned or delayed: (1) make or change any material tax election, (2) change an annual accounting period, (3) adopt a different accounting method or change the accounting method initially used by Fund I (which shall be the accrual method), (4) file any amended tax return, (5) enter into any closing agreement, (6) settle any material tax claim or assessment relating to Fund I, (7) surrender any right to claim a refund of taxes, or (8) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Fund I.

4.                                       Additional Governance Matters.

(a)                                  The services specified in the Advisory Agreement with respect to Fund I shall be performed by DCM pursuant to the Advisory Agreement.

(b)                                 DCM shall engage PM as a consultant to DCM for Fund I, and PM shall provide consulting services to DCM in accordance with the terms of the Consulting Agreement.  During the marketing period for Fund I, DCM shall provide Investor with timely updates on fundraising efforts for Fund I, including, without limitation, a list of prospective investors on a quarterly basis and in any event prior to such prospective investor’s admission to Fund I.   Investor shall have the right to reject any prospective investor in Fund I if Investor can demonstrate a reasonable basis for such rejection.

(c)                                  None of DCM, DFR or any DFR Affiliate shall amend or waive any provision of any Restrictive Covenant Agreement without the consent of Investor.  In the event DCM in good faith elects not to pay severance pursuant to section 4(b) of any Restrictive Covenant Agreement, the Investor shall have the right to cause DCM to make severance payments in accordance with the provisions thereof in such amounts as determined by the Investor, provided that the Investor shall reimburse DCM for all severance payments it causes DCM to pay pursuant to this clause (c).

(d)                                 DCM shall not retain any sub-adviser or any consultant that shares in any portion of the Fund I advisory fees (other than PM) to Fund I without Investor’s consent.

(e)                                  During Fund I’s investment period, DCM and DFR shall, and DCM shall cause each Key Investment Professional to, and DFR shall cause each DFR Affiliate to, offer to Fund I investment opportunities that are presented to such Person that are consistent with Fund I’s investment objectives to the extent set forth in DCM’s Allocation Policy (attached as exhibit A to the Fund Investment Protocol).

(f)                                    Neither Fund I nor DLC GP shall engage in transactions with DCM or any DFR Affiliate thereof relating to Fund I to the extent such transactions are prohibited by DCM’s Related Party Transaction Policy (attached as exhibit B to the Fund Investment Protocol).

(g)                                 DCM shall provide the annual budget of DCM (solely as it relates to Fund I) to Investor for its review and consent at least 30 days prior to the commencement of the fiscal year to which such budget relates (and if Investor does not consent to such budget, the last budget approved by Investor shall remain in effect until DCM and Investor agree otherwise).  Such budgets of DCM (solely as it relates to Fund I) shall be prepared in good faith and shall include DCM’s reasonable estimates of applicable expenses.  DCM shall not incur any expense that constitutes a Material Deviation without Investor’s consent.  A “Material Deviation” is any expense that results in any category of budgeted expenses exceeding 120% or more of such category’s budgeted expenses as set forth in the applicable budget or any expense that results in the aggregate expenses equaling 115% or more of aggregate budgeted expenses set forth in the applicable budget.

(h)                                 In the event Investor objects to any valuation by DCM of any interest in, or any asset of, Fund I or DLC GP in connection with the redemption of any of Investor’s interests therein, Investor shall provide prompt written notice to DCM of such objection (such written notice to be provided within 10 days of such valuation being provided to Investor), and if DCM and Investor cannot agree on such valuation, Investor shall have the option to accept an in-kind pro rata distribution of its interest in such interest or asset.  In the event that the administrator is required to value an investment based on a valuation model provided by DCM pursuant to section 4.10 of the Fund I LPA (such event, a “Valuation Consent Event”), DCM shall promptly notify Investor of such Valuation Consent Event and shall consult with Investor regarding the valuation of such investment, and no valuation of such investment shall be conclusive or final without Investor’s consent; provided that if Investor does not give such consent within three Business Days from the date on which DCM delivers to Investor written notification of such Valuation Consent Event, Investor and DCM shall have three Business Days to appoint a mutually agreed upon independent valuation agent to value such investment; and provided, further, that in the event that Investor and DCM are unable to agree upon an independent valuation agent within the prescribed period described above, each of Investor and DCM shall have an additional two Business Days to appoint an independent valuation agent selected by it to value such investment (and shall notify the other party promptly of such appointment), and the average of the valuations provided by the two such independent valuation agents shall be the value of such investment; and provided, finally, that if only one of DCM and Investor appoints an independent valuation agent within the prescribed period described above, the valuation of such investment shall be the valuation provided by the single appointed independent valuation agent.  All investment valuations determined in accordance with the preceding sentence shall be conclusive and final.  For the avoidance of doubt, any fees payable to independent valuation agents appointed pursuant to this Section 4(h) shall be borne by Fund I.  In addition, notwithstanding anything to the contrary set forth in any Transaction Document, any fees payable to a valuation agent pursuant to this Section 4(h) shall be deemed not to constitute (1) a Material Deviation (as defined herein or under the DLC GP Agreement, as applicable) or (2) a breach of any provision of any Transaction Document.

(i)                                     Investor will be entitled to appoint one non-voting representative (and replacement thereto) to the advisory board of Fund I.  In the event such representative is unable to attend any meeting, Investor shall be entitled to appoint an alternate to attend such meeting.

(j)                                     To the extent one or more third party limited partners representing a significant amount of capital committed to Fund I objects to the provisions surrounding the removal and replacement of the Investment Advisor, the Investor agrees that it will negotiate such provisions in good faith with DCM, Fund I and such third party limited partners.

(k)                                  Investor shall make capital contributions to Fund I and DLC GP in respect of its $75,000,000 capital commitment to Fund I and DLC GP in accordance with the capital contribution schedule set forth on Exhibit E, provided that there are sufficient, viable investment opportunities in which Fund I can invest as evidenced by the sufficiency of “Approved Investments” pursuant to the Fund Investment Protocol, and, provided, further, that such capital commitments may be called earlier than as set forth on Exhibit E if Investor consents, and, provided, finally, that if there are not sufficient, viable investment opportunities (i.e., “Approved Investments” pursuant to the Fund Investment Protocol) in which Fund I can invest, DLC GP agrees that a failure by Investor to make a capital contribution to Fund I shall not cause the Investor to be a “defaulting partner” pursuant to the Fund I LPA.

(l)                                     None of the aggregate capital commitment of DFR and its Affiliates to DLC GP may be made by employees, officers, directors, consultants or similarly situated individuals of any of the foregoing entities, provided that up to $500,000 of the $15 million capital commitment of DFR and its Affiliates to DLC GP may be satisfied by capital commitments or capital contributions to Fund I by employees, officers, directors, consultants or similarly situated individuals of any of the foregoing entities.

(m)                               DCM shall notify Investor upon each of Tranche 2, Tranche 3 and Tranche 4 (as described on Exhibit E) becoming 80% invested pursuant to the Fund I LPA.

5.                                       Removal of DCM as Investment Advisor and DCM representatives from the Board of Managers.               Investor shall have the right to terminate DCM as Investment Advisor to Fund I and DCM appointees on the DLC GP board of managers as set forth in the Fund I LPA and the DLC GP Agreement.

6.                                       Mutual Non-Disparagement.  Each of Investor and DFR shall not make, and Investor shall cause its Affiliates not to make, and DFR shall cause its Affiliates not to make, any comment, statement or other communication that shall disparage the good name or business or professional reputation of the other party or such party’s Affiliates.  To the fullest extent permitted by law, the only exception to the foregoing shall be those circumstances in which a party is obligated to provide information in response to an investigation by a duly authorized governmental entity in connection with legal proceedings, and then only after consultation with the other parties to the extent that such consultation is reasonably possible and, in such event, only to the extent that such responses shall be true and correct.

7.                                       [Intentionally Omitted]

8.                                       Use of Name.

(a)                                  Except with the prior written consent of Investor or as required by applicable law, rule or regulation (including for the purpose of making any filing or other disclosure but only if the procedures described in Section 12 regarding disclosures required by applicable law, rule or regulation are followed) or as authorized pursuant to Section 12, none of (1) Fund I, DLC GP, DFR, DCM or any DFR Affiliate, or (2) any member, partner, manager, director, officer, employee, agent or service provider of a Person listed in clause (1), may disclose, use or otherwise refer to in any written material the name “Pegasus” or any derivative thereof or the names of any Affiliate, member, partner, director, officer or employee of Investor or any investment fund or other entity associated with Investor.

(b)                                 Except with the prior written consent of DFR or as required by applicable law, rule or regulation (including for the purpose of making any filing or other disclosure but only if the procedures described in Section 12 regarding disclosures required by applicable law, rule or regulation are followed) or as authorized pursuant to Section 12, none of (1) Investor or any of its respective Affiliates, or (2) any member, partner, manager, director, officer, employee, agent or service provider of a Person listed in clause (1), may disclose, use or otherwise refer to in any written material the name “Deerfield” or any derivative thereof or the names of any Affiliate, member, partner, director, officer or employee of DFR or any investment fund or other entity associated with DFR.

(c)                                  Notwithstanding Section 12(a), the following may be disclosed without the prior written consent of Investor in a communication to an actual or prospective investor in Fund I or in any securities filing if required by law, rule or regulation:

(1)                                  The terms “Pegasus” or “Deerfield” in the title of Fund I and references to the name of Fund I;

(2)                                  Investor’s role as a limited partner in Fund I and the amount of its investment in such capacity, if any;

(3)                                  Investor’s role as a holder of interests in DLC GP; other than with respect to the specific terms and economic interests of Investor therein; and

(4)                                  the identity of Investor’s representatives on the investment committee of DLC GP, the board of managers of DLC GP or any other committee;

(5)                                  this side letter among the parties hereto (the actual reproduction of the letter as opposed to any descriptions thereof); and

(d)                                 Notwithstanding Section 12(a), DCM may disclose Investor’s name, it’s jurisdiction of formation and its interest in DLC GP and Fund I (but not for the avoidance of doubt, the identities of the Investor Parent’s limited partners) for purposes of making any disclosure required by trading counterparties (including disclosure required by LCDS and hedge counterparties and disclosure required in order to comply with requests to provide “KYC” information and similar information to counterparties and service providers), provided that any service provider receiving such information agrees to be bound by customary confidentiality provisions and, provided, further, that if Investor consents to the disclosure of more information than is permitted by this clause (d) to any-counter party, DCM shall be permitted to disclose such information to future counter-parties.

(e)                                  For the avoidance of doubt, nothing in this Agreement shall authorize DFR, DCM or any Affiliate thereof on the one hand, or Investor or any Affiliate on the other hand, to issue a press release referring to the other party (or any Affiliate thereof) without such other party’s consent.

(f)                                    Except as provided in Sections 8(c)(1),(2), (4) and (5), Investor shall have the right to approve any description or disclosure of Investor or any Affiliate thereof in any offering or other materials disseminated to any prospective investor in Fund I.

9.                                       Services of Investor.  Except as expressly set forth herein or in the Consulting Agreement, none of Investor or any Affiliate thereof shall be obligated to provide any support services to DCM, Fund I, DLC GP, any portfolio company of Fund I or any Affiliate of any of the foregoing.

10.                                 Information and Records.

(a)                                  Each of DCM, Fund I and DLC GP shall preserve, during such entity’s existence and for six (6) years thereafter, adequate financial and accounting records pertaining to the operating agreement of the applicable entity to verify the amounts, recipients, and uses of all material disbursements made in connection with each such entity and the activities thereof (but with respect to DCM solely as it relates to Fund I).  With respect to each such entity (but with respect to DCM solely as it relates to Fund I), during such period, Investor (so long as Investor or any Affiliate thereof is a beneficial interest holder in such entity), upon reasonable notice to the applicable entity and during normal business hours, shall have the right to audit such financial and accounting records to the fullest extent authorized and permitted by applicable law.

(b)                                 Subject to the same confidentiality obligations of DCM, Investor shall (i) be provided access to the custodian and administrator of Fund I that is equivalent to the access that is provided to DCM, provided, that Investor shall not be able to direct such custodians and administrators to take any action and (ii) receive all reports and correspondence set forth on Exhibit B from such service providers in connection with Fund I.

11.                                 Non-Competition.

(a)                                  Non-Competition.  Without Investor’s consent, none of DFR, DCM, any DFR Affiliate or any DFR Related Entity shall, during the period commencing on the Initial Closing Date and ending on the termination of Fund I’s marketing period (as may be extended pursuant to the provisions of the Fund

I LPA), manage any (1) Covered Managed Account that is not existing as of the date hereof or (2) any successor to any Covered Managed Account that is existing as of the date hereof or sponsor any subsequent Covered Loan Fund with a target size of less than $400 million of third party capital contributions.

(b)                                 Each of the persons listed on Exhibit D (and any replacement to the foregoing that is approved by Investor) (the “Key Investment Professionals”) shall enter into restrictive covenants agreements with DCM, the forms of which shall be attached hereto or otherwise satisfactory to Investor, that contain devotion of time, non-competition, non-solicitation, non-disparagement and cooperation provisions (the “Restrictive Covenant Agreements”).

12.                                 Confidentiality.

(a)                                  Except as set forth in Section 12(c), without the consent of the other party, each of Investor and DFR shall keep confidential and shall not disclose the specific terms, conditions and provisions of this Agreement, the transactions contemplated hereby and any other agreement referenced herein or relating hereto (the “Transaction Information”) and shall cause each Person to whom it provides the Transaction Information pursuant to Section 12(c) to keep confidential and not disclose the Transaction Information.

(b)                                 Except as set forth in Section 12(c), (1) without the consent of DFR, Investor shall keep confidential and shall not disclose or use (except in connection with this Agreement and its interests in Fund I) any confidential or proprietary information relating to DCM, DFR or any Affiliate thereof and (2) without the consent of Investor, DFR and DCM shall keep confidential and shall not disclose or use (except in connection with this Agreement and its interests in Fund I) any confidential or proprietary information relating to Investor or any Affiliate thereof (collectively, “Confidential Information”).  Confidential Information shall not include information which (1) is or becomes generally available to the public other than as a result of a disclosure by a party in breach of this Agreement or any of the Transaction Documents (it being understood that information disclosed to investors in a fund is not considered generally available to the public), (2) was in a party’s possession prior to its disclosure to such party, or (3) was received by a party from a Person who is not known by such party to be bound by an applicable confidentiality agreement. Notwithstanding anything to the contrary herein, DFR, DCM or any DFR Affiliate may disclose, subject to applicable securities laws, the track record of Fund I for purposes of preparing and disclosing investment performance data of Fund I when soliciting investors for Fund I or any other investment vehicle sponsored by DFR, DCM or any DFR Affiliate; provided that DCM shall include a disclaimer in such marketing materials that states that only DCM, DFR and/or any DFR Affiliate had a role in the calculation or presentation of the information contained therein.

(c)                                  The parties (except as otherwise specified below) may disclose Transaction Information and Confidential Information:

(1)                                  to their Affiliates and to their directors and officers and legal and accounting personnel or outside accountants or lawyers and to the directors and officers and legal and accounting personnel or outside accountants or lawyers of any Affiliate or other representatives and in the case of Investor, to the Investor Parent’s limited partners or to any lender of DFR, Investor Parent or any of their respective Affiliates, provided that any such Person is notified of the confidentiality obligations herein and agrees to be bound thereto or in the case of Investor Parent’s limited partners, bound by comparable confidentiality provisions;

(2)                                  to regulatory authorities in connection with the preparation or submission of financial reports, tax returns or reports required by law to be submitted or made available to any governmental or regulatory agency;

(3)                                  as required by applicable laws, rules and regulations (including for purposes of making any filing or other disclosure); provided that in the case of (2) and (3), except as required in connection with securities filings, the party required to disclose such information notifies the other party in advance of such disclosure, cooperates with such party should it choose to seek a protective order, and use its best efforts to obtain confidential treatment for such information, and, provided, further, that in connection with any securities filings, the party required to make the filing shall provide a draft of any securities filing that references the other party or any of their Affiliates within a reasonable time prior to the applicable filing date and shall incorporate such party’s reasonable comments thereto;

(4)                                  with the prior written consent of Investor or DFR, as applicable; and

(5)                                  in connection with any proposed authorized Transfer of any of their respective interests in DFR, DCM, PM, Fund I and DLC GP or any DFR Affiliate.

(d)                                 The foregoing shall not limit the disclosure of the tax treatment or tax structure of Fund I (or any transactions undertaken by Fund I).  As used herein, the term “tax treatment” refers to the purported or claimed tax treatment and the term “tax structure” refers to any fact that may be applicable to understanding the purported or claimed tax treatment, provided that, for the avoidance of doubt, (1) except to the extent otherwise established in published guidance, tax treatment and tax structure shall not include the name of or contact information for, or any other similar identifying information regarding, Fund I, any related investment fund or any of their investments (including, without limitation, the names of any employees or Affiliates thereof) and (2) nothing in this Section 12 shall limit the ability of a limited partner of Fund I to make any disclosure to such limited partner’s tax advisors or to the U.S. Internal Revenue Service or any other taxing authority.

13.                                 Compliance with Applicable Laws; Insurance.

(a)                                  Each party hereto shall perform its obligations under the Transaction Documents in compliance with all applicable laws.  In addition, DFR shall use reasonable best efforts to cause each of DCM, Fund I and DLC GP to comply with all laws, rules and regulations applicable to such entities, including, without limitation, all applicable securities and anti-money laundering laws, rules and regulations in all material respects.

(b)                                 DFR shall procure and maintain insurance as set forth and described on Exhibit C hereto.

14.                                 [Intentionally Omitted]

15.                                 Fund I Tax Information and Reports.  (a)  DCM shall cause DLC GP to provide to Investor within 90 days after the end of each fiscal year, an estimate of Investor’s distributive share of each item of income, gain, loss, deduction or credit in respect of Fund I for such fiscal year, and such other information as may be required to enable Investor to file its U.S. federal, state and local tax returns.  Within 120 days after the end of each fiscal year, DLC GP shall use its reasonable best efforts to deliver to Investor a Schedule K-1 in respect of its Fund I interest, provided that if DLC GP is unable to deliver the Schedule K-1 within such period, DLC GP shall notify Investor and provide the Schedule K-1 to Investor no later than 150 days after the end of such fiscal year.

(b)  DCM shall cause DLC GP to provide the annual report referred to in section 8.04 of the Fund I LPA to Investor no later than 90 days following the close of such year and the quarterly reports referred to therein to Investor no later than 45 days following the close of such quarter.

16.                                 Prior Agreements.  Except as otherwise disclosed to Investor, prior to the date hereof, neither Fund I nor DLC GP has entered into any agreement, whether written or oral, other than the Fund I LPA or a subscription agreement, with any Person in connection with the acquisition by such Person of a limited partner interest in Fund I.  DLC GP shall disclose to Investor all agreements, whether written or oral, other than any subscription agreement, with any Person in connection with the acquisition by such Person of a limited partner interest in Fund I.

17.                                 Preferences.  (a)                                                           Prior to the liquidation of Fund I, (i) no amounts distributable pursuant to section 6.04(b) of the Fund I LPA shall be distributed from Fund I or DLC GP to DCM, DFR or any DFR Affiliate (other than incentive allocations and earnings thereon, tax distributions and any amounts distributable pursuant to the Advisory Agreement) until Investor has received cumulative distributions (other than distributions for taxes), plus any amounts withdrawn by Investor from its capital account in Fund I or DLC GP, equal to or greater than the amount of aggregate capital contributions by Investor to Fund I and DLC GP; and (ii) none of DCM, DFR or any DFR Affiliate may withdraw any portion of its interest in Fund I or DLC GP (other than incentive allocations and earnings thereon) unless Investor has withdrawn or is simultaneously withdrawing a portion of its interest in Fund I or DLC GP, in which case DFR and any DFR Affiliate shall be entitled to withdraw (either directly from Fund I or indirectly through DLC GP) an equivalent proportion of its interest in Fund I or DLC GP (based on the applicable capital account balances of each of Deerfield and Pegasus at the time of such withdrawal), provided that such withdrawal rights of DFR and DFR Affiliates (other than with respect to incentive allocations and earnings thereon) shall only be available if Investor’s capital account balance as of such date is equal to or greater than the amount of aggregate capital contributions by Investor to Fund I and DLC GP less prior distributions made to Investor (other than distributions for taxes).

(b)                                 Upon the liquidation of Fund I or any complete withdrawal of Investor’s interest in Fund I, no amounts shall be distributed from Fund I or DLC GP to DCM, DFR or any DFR Affiliate (other than incentive allocations and earnings thereon, amounts distributable pursuant to the Advisory Agreement and tax distributions) until Investor has received aggregate distributions (which, for the avoidance of doubt, shall not include any tax distributions made to the Investor) from the Initial Closing Date through the date of determination at least equal to its aggregate capital contributions to Fund I and DLC GP.

18.                                 Termination of Certain Rights.

(a)                                  The rights of Investor specified in Sections 3(b), 4 (other than Section 4(c)), 5 and 16 of this Agreement and the rights set forth in sections 3.2 (other than sections 3.2(b)(i); 3.2(c)(i); 3.2(c)(ii)(x); 3.2(c)(ii)(z); 3.2(c)(xii) (except with respect to section 10.08 of the Fund I LPA); 3.2(c)(xiii); 3.2(c)(xxi)(but only in respect of determination under sections 5.2, 5.6, 8.1 and 8.2 of the DLC GP Agreement) and 3.2(c)(xxiii) and 3.2(d)), 3.3, 3.4, 3.6(b), 3.6(c), 3.7, 3.8, and 5.8 of the DLC GP Agreement shall terminate (1) upon Investor’s exercise of the Special Limited Partner Withdrawal Right in respect of its entire interest in Fund I and Fund I’s payment in full of all amounts due to Investor in connection therewith or (2) in the event that the net asset value of Investor’s capital account is less than $1 million as a result of Investor previous partial withdrawals from Fund I (as opposed to decline in value due to investment performance or market conditions).  For purposes of the foregoing the definition of the Special Limited Partner Withdrawal Right shall be set forth in the Fund I LPA.

(b)                                 In the event that (1) the sum of (i) the cumulative distributions received by Investor from DLC GP and Fund I, (ii) any consulting fees in excess of $750,000 per annum, (iii) the Structuring Fee, and (iv) any realized gains by Investor (or an applicable Affiliate) in connection with its exercise of all or any portion of its Warrants, equals or exceeds the amount of original capital contributions made by Investor and its Affiliates to Fund I and DLC GP multiplied by 2.5 and (2) the net asset value of Investor’s capital account is less than the greater of (i) $15 million and (ii) the net asset value of the capital account of DFR (or an applicable Affiliate) excluding any amounts attributable to incentive allocations, the rights of Investor specified in Sections 4(b)(with respect to timely updates on fundraising efforts for Fund I only), 4(g), 5 and 16 and the rights set forth in sections 3.2(b)(ii); 3.2(b)(iv); 3.2(b)(v); 3.2(b)(vi); 3.2(c)(iv); 3.2(c)(xi); 3.6(b), 3.6(c) and 3.7 of the DLC GP Agreement shall terminate.

(c)                                  In the event that as a result of Investor’s withdrawal of all or a portion of its capital account in Fund I (as opposed to decline in value due to investment performance or market conditions), the net asset value of Investor’s capital account is less than the lesser of (1) $15 million and (2) the net asset value of the capital account of DFR (or an applicable Affiliate), the rights of Investor specified in Sections 4(b)(with respect to timely updates on fundraising efforts for Fund I only), 4(g), 5 and 16 of this Agreement and the rights set forth in sections 3.2(b)(ii), 3.2(c)(iv), 3.6(b), 3.6(c) and 3.7 of the DLC GP Agreement shall terminate.

(d)                                 References herein to the net asset value shall refer to the net asset value as calculated pursuant to the Fund I LPA as modified by this Agreement.

19.                                 Transfers of Interests in Deerfield Pegasus Funds and DLC GP.    Notwithstanding anything to the contrary contained in any Transaction Document, (a) Investor may Transfer any of its interests in DLC GP or Fund I and its corresponding rights and obligations pursuant to the Transaction Documents to an Investor Permitted Transferee without the consent of DCM or any Affiliate thereof, (b) Investor may Transfer any of its economic interests in Fund I or DLC GP, including its economic rights pursuant to the Transaction Documents (but not any governance rights specific to Investor under this Agreement or any of the Transaction Documents) to any non-Affiliate of Investor without the consent of DCM or any Affiliate thereof, (c) DCM (or its Affiliates) may Transfer its interests in DLC GP and its corresponding rights and obligations pursuant to Transaction Documents to any wholly-owned subsidiary of DFR or to any non-DFR Affiliate in connection with the Transfer to such non-DFR Affiliate of 51% or more of the properties and assets of DFR as set forth in Section 3(d), without the consent of Investor; provided, that in connection with a Transfer by DCM or an Affiliate of an interest in DLC GP to any non-DFR Affiliate, Investor shall be entitled to Transfer its interests therein on the same terms and conditions as DCM or its Affiliate, as applicable, as set forth in Section 6.2 of the DLC GP Agreement (the “Tag Along Right”); and provided, further that each transferee in connection with the direct Transfer by DCM or any Affiliate of DCM of any Transaction Document shall execute and deliver to Investor an Affirmation and, provided, finally, that any such Transfer shall comply with section 6.2(e) of the DLC GP Agreement.  Further, the transferor in any Transfer by DCM or any Affiliate of DCM of any interest in DLC GP or Fund I, if applicable, shall remain liable for the performance of any and all obligations of such transferor under the Transaction Documents that such transferor has so Transferred.  Any other Transfer by DCM (or its Affiliates) of any of its interests in DLC GP, Fund I or the Transaction Documents not expressly permitted by the terms contained in this Section 19 shall require the consent of Investor; provided that no Transfer by DCM (or its Affiliates) of an interest in DLC GP or Fund I which is a Lender Transfer or a Transfer in connection with the acquisition of an equity or other interest in DFR by a Person who is not also directly acquiring an equity or other interest in DCM or any of its Affiliates (other than DFR), shall be a Transfer that requires consent of Investor pursuant to this Section 19 or that triggers the Tag Along Right.  For the avoidance of doubt, the parties hereto agree that DLC GP is an Affiliate of DCM.   “Investor Permitted Transferee” shall mean any Affiliate of Investor, any operating adviser of Pegasus Capital Advisors and any employee, officer, director, shareholder, member or partner of such entities.

20.                                 Assignment by Parties.   Except as expressly set forth in Sections 3 and 19, no party may Transfer or delegate any of its rights or obligations pursuant to this Agreement without the consent of the other parties hereto.  All rights and obligations of a Person hereunder shall, to the fullest extent provided by law, become the rights and obligations of any successor to that Person, whether through merger, reorganization or other transaction.

Notwithstanding anything to the contrary herein, none of DCM, Investor or any of their respective Affiliates may Transfer any of its interests in Fund I unless, based upon advice from tax counsel that is reasonably satisfactory to Fund I’s counsel, such Transfer will not cause Fund I to be treated as a publicly traded partnership taxable as a corporation for U.S. federal tax purposes.

21.                                 Notice.  Any notice or other communication contemplated by any provision of this Agreement shall be in writing and may be delivered personally, sent by telecopy, commercial courier or mailed by certified mail, postage prepaid, return receipt requested, addressed to such party at the address, or sent to its telecopy number, as follows:

If to Investor:	Pegasus Partners IV, L.P.
505 Park Avenue
New York, NY 10022
Attn: Rodney Cohen
Fax No.: 212-355-2303

with a copy to:

Jason Schaefer
Fax No.: 212-710-2551

With a copy to: Akin Gump Strauss Hauer & Feld LLP

One Bryant Park
New York, NY 10036
Attn: Patrick Fenn
Fax No.: 212-872-1002

If to DFR:	Deerfield Capital Corp.
6250 North River Road
Rosemont, Illinois 60018
Attn: Jonathan Trutter
Fax No.: (773) 867-5186

with a copy to:

General Counsel
Fax No.: (773) 380-1695

With a copy to: Schulte Roth & Zabel LLP

919 Third Avenue
New York, New York 10022
Attn: Paul Watterson
Fax No.: 212-593-5955

Notice sent by telecopy shall be deemed given when confirmation of transmission is received, and notice sent by any other means shall be deemed given when received at the address set forth above; but any party may designate a different address by a notice similarly given to the other party.

22.                                 Attorneys’ Fees.  All reasonable and documented costs and expenses (including, without limitation, the fees and expenses of counsel, accountants and financial advisors) incurred in connection with the consummation of the Transactions shall be paid by the party incurring such costs and expenses, including, without limitation, the fees and expenses of their respective counsel and financial advisers.  Notwithstanding the foregoing, on the Initial Closing Date, Fund I shall pay all reasonable and documented costs and expenses (including, without limitation, the fees and expenses of counsel and financial advisors) of Investor and DCM and DFR incurred in connection with the consummation of the Transactions.

23.                                 Conflicts.  To the extent there is any conflict between this Agreement and the limited partnership agreement of Fund I (including, without limitation, any side letter relating thereto), the DLC GP Agreement or the Advisory Agreement, the provisions of this Agreement shall apply with respect to the parties hereto.

24.                                 Related Party Transactions.(1)  If Investor or any Affiliate thereof or any of such person’s partners, members, shareholders, directors, managers, officers, agents or operating advisors (collectively, the “Pegasus Entities”), acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which DFR, DCM, DLC GP, Fund I or any Affiliate thereof or any of such entity’s partners, members, shareholders, directors, managers, officers, agents or advisors (collectively, the “DFR Entities”) could have an interest or expectancy (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, none of the DFR Entities will have any interest in, and no expectation that, such Competitive Opportunity be offered to any DFR Entity.  To the fullest extent provided by law, any such interest or expectation is hereby renounced so that none of the Pegasus Entities shall have any duty to communicate or present such Competitive Opportunity to any DFR Entity and each Pegasus Entity shall have the right to either hold any such Competitive Opportunity for such Pegasus Entity’s (and its agents’, partners’ or Affiliates’) own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than to a DFR Entity.

25.                                 Determinations of the Investor.  Except as otherwise expressly provided in the Transaction Documents, notwithstanding any applicable provision of law or equity, to the fullest extent permitted by law, whenever Investor or any of its Affiliates is permitted to make a decision or consent to any action pursuant to this Agreement or any other Transaction Document, any of the Investor and its Affiliates shall be permitted to make such decision or provide or withhold such consent in its “sole discretion” and shall be entitled to consider only such interests and factors as it desires, including its own

(1)                                  To the extent there is 3rd party capital; to include similar language in the PPM; including a disclaimer relating to Investor’s liability under the Fund Agreement (i.e., notwithstanding Investor’s various consent and other rights, Investor is not acting in the capacity of a general partner and no person has any rights against Investor in connection therewith).

interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Person.

26.                                 Representations and Warranties.  Each of the parties makes representations and warranties as set forth in Exhibit A attached hereto, as applicable, as of the date hereof.

27.                                 Amendments and Waivers.  This Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each party hereto.

28.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

29.                                 Termination.  Except as set forth in Sections 6, 8, 9, and 12 which shall survive indefinitely and except expressly set forth herein, this Agreement shall terminate on the date when the Investor no longer has any interest in, or any obligation in respect of, Fund I or DLC GP.

30.                                 Miscellaneous.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.  The parties hereto hereby submit to the nonexclusive jurisdiction of the federal and state courts located in New York, New York for the resolution of all matters pertaining to the enforcement and interpretation of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Agreement in the space provided below.

DEERFIELD PEGASUS LOAN CAPITAL LP

By:	DPLC General Partner LLC, its general partner

By:	/s/ Robert A. Contreras
Name:	Robert A. Contreras
Title:	Deerfield Manager

DPLC General Partner LLC

By:	/s/ Robert A. Contreras
Name:	Robert A. Contreras
Title:	Deerfield Manager

DEERFIELD CAPITAL CORP.

By:	/s/ Robert A. Contreras
Name:	Robert A. Contreras
Title:	General Counsel

DEERFIELD CAPITAL MANAGEMENT LLC

By:	/s/ Robert A. Contreras
Name:	Robert A. Contreras
Title:	General Counsel

PEGASUS DEERFIELD (AIV), LLC

By:	Pegasus Investors IV, L.P., its managing member

By:	Pegasus Investors IV GP, L.L.C., its general partner

By:	/s/ Rodney Cohen
Name:	Rodney Cohen
Title:	Vice President

PGS MANAGEMENT, LLC

By:	Pegasus Capital Advisors IV, L.P., its managing member

By:	Pegasus Capital Advisors IV GP, L.L.C., its general partner

By:	/s/ Rodney Cohen
Name:	Rodney Cohen
Title:	Authorised Person

Signature page

Exhibit A

Representations and Warranties

1.                                       Representations and Warranties of Each Party.  Each party to the Agreement represents and warrants to the other parties as follows:

(a)                                  Organization and Qualification.  Such party is a duly organized or formed, as applicable, and subsisting legal entity under the laws of the state of its organization or formation, as applicable.  Such party has the requisite legal power and authority to conduct its business as currently conducted.  Such party is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect with respect to such party.

(b)                                 Authority.  Such party has full legal power and authority to enter into the Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions.  Such party has taken all requisite action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each other Transaction Document to which it is a party, and no further company action, or action on the part of its owners, is necessary to authorize this Agreement or any other Transaction Document to which it is a party or to consummate the Transactions.  This Agreement and each other Transaction Document to which such party is a party have been (or, when executed and delivered, will be) duly executed and delivered by such party, and are (or, when executed and delivered, will constitute) valid and legally binding agreements and obligations of such party, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(c)                                  No Violations.  The execution, delivery and performance of this Agreement and the other Transaction Documents by such party, and the consummation of the Transactions, will not breach or violate any provision of any governing document of such party, nor breach or violate the terms of any material agreement to which it is a party or by which its assets or properties are bound or any applicable law to which it is subject or by which it is obligated or any of its properties or assets are bound, other than breaches and violations that would not, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, or (b) materially and adversely affect such party’s business, Fund I, the Transactions or the performance by such party of its obligations under the Transaction Documents.

(d)                                 No Consents.  There is no consent of any Person, or any declaration to or filing or registration with, any governmental authority, that is required on the part of such party in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions.

(e)                                  Litigation.  No litigation is pending or, to such party’s knowledge, threatened against (a) such party arising out of, resulting from or relating to such party’s business, or (b) arising out of, resulting from or relating to this Agreement, any other Transaction Document or the Transactions that would, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, or (b) materially and adversely affect such party’s business, Fund I, the Transactions or the performance by such party of its obligations under the Transaction Documents and, in each case, such party has no knowledge of any events, facts or circumstances that could reasonably likely serve as the basis for any such litigation.  There are, and within the past five years have been, no outstanding judgments, decrees, injunctions, stipulations or orders against or relating to such party.

There are no consent decrees or similar arrangements entered into with a governmental authority or other Person by, or relating to, such party or such party’s business that are still in effect or were in effect within the past five years.

2.                                       Representations and Warranties of DCM.  DCM represents and warrants to Investor as follows:

(a)                                  Eligibility.  DCM is not ineligible (whether by virtue of its own conduct, acts or omissions or by virtue of the conduct, acts or omissions of DFR or the DFR Affiliates) under Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended (the “1940 Act”) to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company.  Neither DCM nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”)) with respect to DCM is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser, or pursuant to Rule 206(4)-3 under the Advisers Act to serve as a solicitor, and has not been the subject of any legal or disciplinary event that must be disclosed to clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. Neither DCM nor any “person associated with an investment adviser” with respect to DCM as contemplated above is otherwise ineligible under any other applicable law from providing investment management or advisory services (or any other services provided by DCM).  There is no judicial or administrative action, suit, proceeding, investigation or other litigation, pending or, to DCM’s knowledge, threatened that could reasonably be expected to result in DCM, DFR or any DFR Affiliate thereof (or any “person associated with an investment adviser” with respect to DCM as contemplated above) becoming ineligible to serve in such positions or capacity or requiring disclosure to clients of DCM.

(b)                                 Compliance and Certain Other Matters.

(i)                                     DCM is duly registered as an investment adviser under the Advisers Act and each other state or jurisdiction in which DCM is required to make a “notice filing” under applicable law.  The governmental approvals and other consents needed to perform its obligations under the Transaction Documents have been duly obtained, and are in full force and effect and all such governmental approvals, consents and other filings and registrations were prepared in accordance with applicable law and did not when filed contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made.  DCM has provided to Investor true, accurate and complete copies of all filings, registrations and other governmental approvals and consents filed, given or made in the two years immediately preceding the date hereof in connection with DCM’s operations as an investment adviser.

(ii)                                  DCM has complied and is in compliance in all material respects with all applicable laws (such as, for example and without limitation, Section 206 of the Advisers Act, Section 36 of the 1940 Act, and the regulations promulgated thereunder, governing or imposing fiduciary duties, and all laws applicable to the investment advisory agreements pursuant to which DCM provides investment advisory or management services) relating to the conduct of its business, and with the material provisions of all advisory agreements to which it is a party, and has been and is in material compliance with all required governmental approvals and other consents.  None of DCM, DFR or any DFR Affiliate thereof has received notice of a material violation of any applicable law (including, without limitation, as applicable, Rule 3a-4 under the 1940 Act) by DCM, DFR or any DFR Affiliate, and DCM does not have knowledge of any such material violation.

(iii)                               No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to DCM, its business or, to DCM’s or DFR’s knowledge, DCM’s directors, officers or employees, with respect to, or that are necessary for, DCM’s operation of its business (including, without limitation, its provision of investment management, advisory and other services to it clients).

(iv)                              There have been no material violations of DCM’s insider trading, privacy, proxy voting and other compliance policies and procedures by DCM or, to its actual knowledge, its officers, directors, managers, employees, representatives, agents, service providers, or other supervised persons or access persons.  DCM has provided or made available to Investor copies of DCM’s compliance policies and procedures.

(v)                                 DCM has delivered or made available to Investor copies of all material correspondence (which shall include for the avoidance of doubt any correspondence in connection with any deficiency letters issued by the Securities and Exchange Commission (the “Commission”)) between DCM and the Commission or other governmental authority relating to any examination or inquiry by the Commission or other governmental authority with respect to DCM’s compliance with applicable law, including with respect to the Commission’s ongoing investigation of certain practices associated with the offer, purchase or sale of Collateralized Mortgage Obligations and Real Estate Mortgage Investment Conduits and the creation of re-REMICS.  During the ten years immediately preceding the date hereof, none of DCM nor, to DCM’s knowledge, any of DCM’s directors, officers or employees have been enjoined, indicted, convicted or made the subject of any investigations (excluding routine examinations by regulatory or self-regulatory organizations), disciplinary proceedings, consent decrees, administrative orders or other litigation on account of a violation (or alleged violation) of any applicable securities law or similar law applicable to the business of DFR and the DFR Affiliates, any felony or any misdemeanor involving moral turpitude, except as set forth in the correspondence referenced in the first sentence of this Section2(b)(v) or has otherwise been disclosed in writing by DCM to Investor.

(vi)                              The insurance policies or bonds of DCM that insure against errors and omissions, professional negligence and other liabilities arising out of, resulting from or relating to the conduct of its business or the provision of services to its clients, or liabilities of its clients, are commercially reasonable in terms of the policy limits, coverages and exceptions, and are valid and binding, in full force and effect, and enforceable against the policyholders, and, to DCM’s knowledge, the insurers, according to their terms, and no material default has been committed by DCM, or to DCM’s knowledge, the insurer, under any of such policies.

(c)                                  Competitive Restrictions.  None of DCM nor, to DCM’s knowledge, any of its employees, officers or directors is subject to a competitive restriction in any agreement that would prevent DCM or such employees, officers or directors from performing its obligations under the Transaction Documents.

(d)                                 Solvency.     DFR is not now insolvent, will not be rendered insolvent by any of the Transactions contemplated by the Transaction Documents and, to the best of DFR’s knowledge, there are no conditions or occurrences currently existing or reasonably likely to arise or occur that would render DFR insolvent, other than the failure to obtain by April 1, 2010 a waiver of compliance with the net worth covenant contained in the agreements governing DFR’s trust preferred securities, provided, DFR has no reason to believe that it will be unsuccessful in obtaining such waiver.  As used in this clause (d) “insolvent” means, with respect to any Person (together with such Person’s affiliates, as applicable) that (i) the sum of the obligations and other liabilities of a Person (as set forth on the most recent balance sheet of such Person audited in accordance with generally accepted accounting principles) exceeds the sum of the value of such Person’s (1) assets (as set forth on the most recent balance sheet of such Person audited in accordance with generally accepted accounting principles), (2) deferred tax assets associated with the NOL carry-forward which for purposes of this add-back calculation shall not be offset by any valuation allowance amount recorded in the most recent balance sheet of such Person audited in accordance with generally accepted accounting principles) and (3) Negative Market Square CLO equity (to the extent there is no actual legal liability of the Company relating thereto) as set forth on the most recent published financial statements of such Person audited in accordance with generally accepted accounting principles; such Negative Market Square CLO equity for the period ending December 31, 2008 is as set forth under “Economic Book Value Per Share” in DFR’s Form 10-K filed with the SEC on March 16, 2009, (ii) a Person is unable to pay such Person’s liabilities as they become due in the usual course of business; (iii) that a Person has unreasonably small capital with which to conduct its businesses and affairs, or (iv) final judgments against a Person in all pending and threatened litigation could be reasonably anticipated to be rendered at a time when, or in amounts such that, such Person would be unable to satisfy any such judgments promptly in accordance with their terms, as well as all other existing obligations of such Person, and taking into account all other anticipated uses of cash.

(e)                                  Contracts; No Adverse Conditions.     DFR and the DFR Affiliates are in compliance in all material respects with the terms and conditions of each material contract or agreement to which any of them is a party.  There does not exist under any such contract or agreement any breach or other event of default, or event or condition that, after notice or lapse of time or both, would constitute a breach or other event of default under such contract or agreement, on the part of DFR or any DFR Affiliates or, to DFR’s knowledge, on the part of any other party thereto, which breach or other event of default would have or could reasonably be expected to have a material adverse effect on DFR or any DFR Affiliate or the business, operations, prospects or status as going concerns of any of them (a “Material Adverse Effect”).  DFR is not aware of any conditions or occurrences currently existing, nor has there been any change since December 31, 2008, in the condition (financial or otherwise), business operations, assets, earnings, business or prospects of DFR or any DFR Affiliate (including any actual or potential competitive factors in the markets in which DFR and the DFR Affiliates participate) that has, or could reasonably be expected to have, a Material Adverse Effect.  DFR represents that the failure by DFR to maintain its listing on the NYSE Amex will not result in a breach of any material agreement of DFR or DCM, including any debt documents or management agreements to which any of DFR or DCM is a party.

(f)                                    USTB Covenant.  DCM will use reasonable best efforts to operate Fund I so as not to cause Investor (or any direct or indirect beneficial owner of Investor if Investor is a partnership or other flow-through entity for U.S. Federal income tax purposes), solely as a result of investments of and income realized by Fund I, to be engaged in a trade or business within the United States for U.S. Federal income tax purposes, provided that Investor shall cooperate fully with DCM in respect of this covenant.  Without limiting the foregoing, DCM shall not, without the written consent of Investor, (i) engage (directly or indirectly, including through derivative instruments) in loan origination activities; (ii) modify the terms of any debt instrument in a manner that would result in a deemed exchange of the debt instrument for U.S. Federal income tax purposes; or (iii) acquire (including pursuant to a foreclosure) any U.S. real property interest (as defined in section 897(c)(1) of the Code).

Exhibit B

Reports and Correspondence

1.                                       Fund I Balance Sheet

2.                                       Fund I Income Statement

3.                                       Investor Capital Rollforward including Return by Investor

4.                                       Individual Partner Statement

5.                                       Fund I Holdings Report

Exhibit C

Insurance Policies

DFR shall procure and maintain sufficient, customary and necessary (1) directors and officers and (2) errors and omissions insurance from an insurance carrier with an AM Best rating of A or better (at the time each policy is obtained or renewed) for each of DCM and DLC GP, provided that in the event such carrier’s rating is downgraded to an AM Best rating of below A, DFR shall use commercially reasonable best efforts to replace such carrier with an insurance carrier with an AM Best rating of A or better within 90 days of such downgrade, and provided, further, that the parties agree that to the extent Fund I raises capital from third party investors, additional insurance may be required.  DFR has previously delivered all such insurance policies currently in effect to Investor and no changes have been made thereto since such delivery.  DFR hereby represents and warrants that such policies are currently in full force and effect.  DFR shall instruct each insurance carrier to provide Pegasus with advance notice prior to any change in coverage or termination.

Portions of this exhibit have been omitted and filed separately pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Omissions are designated as [***].

Exhibit D

Key Investment Professionals

[***]

Portions of this exhibit have been omitted and filed separately pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Omissions are designated as [***].

Exhibit E

Capital Contribution Schedule

Investor’s $75,000,000 capital commitment to Fund I and DLC GP shall be called according to the following schedule:

Tranche 1 - $5,000,000 — contributed to Fund I upon the Initial Closing

Tranche 2 - $[***] — contributed to Fund I once DCM demonstrates to Investor an ability to invest at least $[***] of such tranche to purchase Fund I investments that meet the conditions of the Fund Investment Protocol

Tranche 3 - $[***] — contributed to Fund I once (a) $[***] of Tranche 2 is invested and (b) DCM demonstrates to Investor an ability to invest at least $[***] of such tranche to purchase Fund I investments that meet the conditions of the Fund Investment Protocol

Tranche 4 – $[***] — contributed to Fund I once (a) $[***] of Tranche 3 is invested and (b) DCM demonstrates to Investor an ability to invest at least $[***] of such tranche to purchase Fund I investments that meet the conditions of the Fund Investment Protocol